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                                                                       Exhibit 8

                                                                  (312) 902-5200



                                 September 1, 1998



Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661

Ladies and Gentlemen:


     We have acted as special tax counsel for Heller Financial, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Prospectus Supplement dated August 28, 1998 (the "Prospectus Supplement"), supplementing the Prospectus dated July 17, 1998 (the "Prospectus"). The Prospectus Supplement and Prospectus are part of the Company's Registration Statement on Form S-3 (No. 333-58723), which was declared effective by the Securities and Exchange Commission on July 17, 1998. The Prospectus Supplement relates to up to $5,000,000,000 in aggregate principal amount of the Company's Medium-Term Notes, Series I (the "Notes"), due from nine months to thirty years from the date of issue. You have requested that we provide our opinion as to the accuracy of the description in the Prospectus Supplement of certain federal tax consequences relating to ownership of the Notes and that we also confirm our opinion within the Prospectus Supplement regarding certain federal tax consequences to alien holders of the Notes.

     We have examined the Prospectus Supplement, the Prospectus and such other documents as we have deemed necessary to render our opinions expressed below and within the Prospectus Supplement.

     We hereby confirm our opinion with respect to the federal tax consequences to alien holders of the Notes as set forth under the caption "United States Alien Holders" in the section entitled "Certain United States Tax Considerations" in the Prospectus Supplement. Moreover, it is our opinion that the discussion of "Certain United States Tax Considerations" (excluding the discussion under the caption "United States Alien Holders") in the Prospectus Supplement is accurate in all material respects.

     Our opinion expressed above is limited to the federal tax laws of the United States of America, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company, to the references to this opinion within the Prospectus Supplement and to the reference to our name as special tax counsel to the Company under the heading "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

                                     Very truly yours,


                                     KATTEN MUCHIN & ZAVIS